10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Offit High Yield Fund
Peabody Energy Corp

   3/14/03
Cost:

     $850,000

%of Offering Purchase

   0.170%
Broker:

Lehman Brothers Inc.
Underwriting Synicate Members:
Lehman Brothers Inc.
Morgan Stanley & Co.
Wachovia Securities, Inc.
Fleet Securities, Inc.
BMO Nesbitt Burns